CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated August 28, 2024, relating to the financial statements and financial highlights of Kentucky Tax-Free Income Series, Kentucky Tax-Free Short-to-Medium Series, Tennessee Tax-Free Income Series, Tennessee Tax-Free Short-to-Medium Series, North Carolina Tax-Free Income Series and North Carolina Tax-Free Short-to-Medium Series, each a series of Dupree Mutual Funds, for the year ended June 30, 2024, and to the references to our firm under the headings “Financial Highlights” and “Exhibit B” in the Combined Prospectus/information Statement.

COHEN & COMPANY, LTD.

Cleveland, Ohio

March 17, 2025